EXHIBIT 24









                                EXCHANGE AGREEMENT


                          DATED AS OF DECEMBER 20, 1996

                                  BY AND BETWEEN

                         SILVER KING COMMUNICATIONS, INC.

                                       AND

                                LIBERTY HSN, INC.



                                TABLE OF CONTENTS

                                                                    Page

         ARTICLE 1    DEFINITIONS...................................   2

             SECTION 1.1   Defined Terms............................   2
             SECTION 1.2   Additional Defined Terms.................   7


         ARTICLE 2    EXCHANGE OF SHARES............................   8

             SECTION 2.1   Right to Exchange the Exchange Securities
                           8
             SECTION 2.2 Disputes Concerning Occurrence of an Issuance Event and Available Silver King Amount... 10
             SECTION 2.3   Mechanics of the Exchange................  11


         ARTICLE 3    EXCHANGE RATE ADJUSTMENTS.....................  13

             SECTION 3.1   Exchange Rate Adjustments................  13
             SECTION 3.2   Adjustment for Consolidation or Merger
                           of Silver King...........................  18
             SECTION 3.3   Notice of Adjustment.....................  19
             SECTION 3.4   Notice of Certain Transactions...........  19
             SECTION 3.5   Exchange Rate Adjustments for Actions of the
                           Surviving Corporation....................  20


         ARTICLE 4    GENERAL REPRESENTATIONS AND WARRANTIES
                      OF SILVER KING AND LIBERTY HSN................  20

             SECTION 4.1   Representations and Warranties of Silver King
                           .......................................20
             SECTION 4.2   Representations and Warranties of Liberty HSN
                           .......................................22


         ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF SILVER
                      KING WITH RESPECT TO EACH EXCHANGE............  22

             SECTION 5.1   Organization and Qualification...........  22
             SECTION 5.2   Authorization of the Exchange............  22
             SECTION 5.3   Validity of Silver King Shares, etc. ....  22
             SECTION 5.4   No Approvals or Notices Required; No Conflict
                           with Instruments.........................  23





                                                                    Page

         ARTICLE 6    REPRESENTATIONS AND WARRANTIES OF THE
                      ELIGIBLE HOLDER WITH RESPECT TO EACH
                      EXCHANGE......................................  24

             SECTION 6.1   Ownership and Validity of Surviving Exchange
                           Shares...................................  24
             SECTION 6.2   No Approvals or Notices Required; No Conflict
                           with Instruments.........................  24

         ARTICLE 7    COVENANTS AND OTHER AGREEMENTS................  25

             SECTION 7.1   Notification of Issuance Event...........  25
             SECTION 7.2   Transfer of Surviving Corporation's Assets
                           and
                           Liabilities to Subsidiary................  25
             SECTION 7.3   Treatment of Silver King Class B Stock and
                           Silver
                           King Common Stock upon a Distribution....  26
             SECTION 7.4   Reservation of Silver King Securities....  26
             SECTION 7.5   Certain Obligations Upon Insolvency or
                           Bankruptcy
                           of Surviving Corporation.................  26
             SECTION 7.6   Reasonable Efforts.......................  27
             SECTION 7.7   Notification of Certain Matters..........  28
             SECTION 7.8   Certain Information......................  28
             SECTION 7.9   Additional Covenants.....................  28


         ARTICLE 8    MISCELLANEOUS.................................  31

             SECTION 8.1   Further Assurances.......................  31
             SECTION 8.2   Expenses.................................  31
             SECTION 8.3   Notices..................................  31
             SECTION 8.4   Entire Agreement.........................  32
             SECTION 8.5   Assignment; Binding Effect; Benefit......  32
             SECTION 8.6   Amendment................................  33
             SECTION 8.7   Extension; Waiver........................  33
             SECTION 8.8   Survival.................................  33
             SECTION 8.9   Tax Interpretation.......................  33
             SECTION 8.10  General Interpretation...................  33
             SECTION 8.11  Severability.............................  34
             SECTION 8.12  Counterparts.............................  34
             SECTION 8.13  Applicable Law...........................  34










                                EXCHANGE AGREEMENT

                   EXCHANGE AGREEMENT, dated as of December 20, 1996, by and between SILVER KING COMMUNICATIONS, INC., a Delaware corporation ("Silver King"), and LIBERTY HSN, INC., a Colorado corporation ("Liberty HSN").

                                    RECITALS:

                   WHEREAS, Silver King, House Acquisition Corp., a direct subsidiary of Silver King ("Silver Sub"), Home Shopping Network, Inc., a Delaware corporation ("HSN") and Liberty HSN have entered into an Agreement and Plan of Exchange and Merger (the "Merger Agreement"), dated as of August 25, 1996, pursuant to which, subject to the terms and conditions contained therein, HSN will be merged with and into Silver Sub (the "Merger"), with the result that (i) HSN would be the surviving corporation in the Merger (the "Surviving Corporation"), (ii) HSN would become a subsidiary of Silver King and (iii) the stockholders of HSN would be entitled to receive shares of Silver King stock in exchange for their shares of HSN stock, subject to certain exceptions with respect to certain shares of HSN stock held by Liberty HSN (which are being exchanged for shares of Silver Sub prior to the Merger as described below);

                   WHEREAS, immediately prior to the Pre-Merger Exchange (as defined below), Liberty HSN owned 17,566,702 shares of Class A Common Stock, par value $.01 per share, of HSN ("HSN Common Stock"), and 20,000,000 shares of Class B Common Stock, par value $.01 per share, of HSN ("HSN Class B Stock"), but because of limitations based on certain regulations, orders and policies of the Federal Communications Commission (the "FCC"), Liberty HSN is not permitted to receive all of the shares of Silver King stock it would otherwise be entitled to receive in exchange for its shares of HSN stock in the Merger;

                   WHEREAS, pursuant to the Merger Agreement, simultaneous with the execution of this Agreement and immediately prior to the Effective Time of the Merger, Liberty HSN is exchanging (the "Pre-Merger Exchange") its 17,566,702 shares of HSN Common Stock and 739,141 shares of its 20,000,000 shares of HSN Class B Stock for an equal number of shares of common stock and class B common stock of Silver Sub, which shares of Silver Sub will be converted in the Merger into an equal number of shares of the Surviving Corporation's Common Stock and the Surviving Corporation's Class B Common Stock.

                   WHEREAS, upon consummation of the Merger, Liberty HSN will own (subject to certain adjustments as provided in the Merger Agreement) 17,566,702 shares of Surviving Common Stock and 739,141 shares of Surviving Class B Stock;

                   WHEREAS, subject to the terms and conditions of this Agreement, each share of Surviving Common Stock and Surviving Class B Stock will be exchanged for a number of shares of Silver King Common Stock and Silver King Class B Stock, respec-tively, determined in accordance with this Agreement at such time and from time to time as Liberty HSN or its permitted transferee hereunder is entitled or otherwise permitted under FCC Regulations to own the additional Silver King Securities issuable upon the exchange of Surviving Corporation stock.



                   WHEREAS, it is a condition to the parties' obligation to consummate the Merger that Silver King and Liberty HSN have entered into this Exchange Agreement;

                   NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

                   SECTION 1.1 Defined Terms. The definitions set forth in this Article shall apply to the following terms when used with initial capital letters in this Agreement.

                   "Agreement to Transfer" shall mean an agreement by a holder of Exchange Securities to transfer, directly or indirectly, the Silver King Securities issuable upon an Exchange of Exchange Securities owned by such holder to one or more third parties who are entitled or otherwise permitted to Own (in accordance with FCC Regulations) such Silver King Securities (including in connection with a public offering of Silver King Securities effected pursuant to the Liberty Group's demand and piggyback registration rights under the Stockholders Agreement).

                   "Available Silver King Amount" shall mean, as of the date of determination, the number equal to the difference between (x) the maximum number of Silver King Securities which the holder of the Exchange Securities or, in the case of an Exchange in connection with an Agreement to Transfer, the Transferee, would, under the FCC Regulations then in effect, then be permitted to Own (in accordance with FCC Regulations), and (y) the number of Silver King Securities then Owned (for purposes of the FCC Regulations) by such holder of Exchange Securities or such Transferee, as applicable, in each case, giving effect to the voting power of the stock Owned or to be Owned by such holder.

                   "Available Surviving Share Amount" shall mean as of the date of determination, the aggregate number of shares of Surviving Common Stock and or Surviving Class B Stock which may be exchanged at the then applicable Exchange Rate for shares of Silver King Common Stock and/or Silver King Class B Stock, as applicable, in each case, rounded down to the nearest whole number, which number of shares of Surviving Common Stock and/or Surviving Class B Stock (or such combination thereof as is chosen by the holder seeking to exchange such Exchange Securities) will result in the issuance to such holder upon such exchange of the Available Silver King Amount of Silver King Securities.

                   "BDTV" shall have the meaning assigned to such term in the Stockholders Agreement.

                   "BDTV II" shall have the meaning assigned to such term in the Stockholders Agreement.

                   "BDTV Entity" shall have the meaning assigned to such term in the Stockholders Agreement.





                   "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law or executive order to remain closed.

                   "Class B Exchange Rate" shall mean the kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon exchange of a share of Surviving Class B Stock. The Class B Exchange Rate shall initially be .54 of a share of Silver King Class B Stock and shall be subject to adjustment, from time to time, as set forth in Article 3 of this Agreement. In the event that pursuant to
         Article 3, the Surviving Class B Stock becomes exchangeable for more than one class or series of capital stock of Silver King or another Person, the term "Class B Exchange Rate," when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issuable upon exchange of a share of Surviving Class B Stock.

                   "Closing Price" shall mean, on any Trading Day, (i) the last sale price (or, if no sale price is reported on that Trading Day, the average of the closing bid and asked prices) of a share of Silver King Common Stock on the Nasdaq National Market on such Trading Day, or (ii) if the primary trading market for the Silver King Common Stock is not the Nasdaq National Market, then the closing sale price regular way on such Trading Day, or, in case no such sale takes place on such Trading Day, the reported closing bid price regular way on such Trading Day, in each case on the principal exchange on which such stock is traded, or (iii) if the Closing Price on such Trading Day is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for the Silver King Common Stock on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Silver King Board of Directors for that purpose.

                   "Common Exchange Rate" shall mean the kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon exchange of a share of Surviving Common Stock. The Common Exchange Rate shall initially be .45 of a share of Silver King Common Stock and shall be subject to adjustment, from time to time, as set forth in Article 3 of this Agreement. In the event that pursuant to Article 3 the Surviving Common Stock becomes exchangeable for more than one class or series of capital stock of Silver King or another Person, the term "Common Exchange Rate," when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issuable upon exchange of a share of Surviving Common Stock.

                   "Contingent Right" shall mean the right of Liberty HSN to receive the Contingent Shares pursuant to the Merger Agreement.

                   "Contingent Shares" shall mean the shares of Silver King Class B Stock (or other securities) which Silver King is obligated to issue to Liberty HSN following the Effective Time pursuant to Section 2(d) and Exhibit A of the Merger Agreement.

                   "Convertible Securities" shall mean rights, options, warrants and other securities which are exercisable or exchangeable for or convertible into shares of capital stock of any Person at the option of the holder thereof; provided, however, that the term Convertible Securities shall not include the Silver King Class B Stock or Surviving Class B Stock.




                   "Current Market Price" on the Determination Date for any issuance of rights, warrants or options or any distribution in respect of which the Current Market Price is being calculated, shall mean the average of the daily Closing Prices of the Silver King Common Stock for the shortest of:

                   (a) the period of 20 consecutive Trading Days commencing 30 Trading Days before such Determination Date,

                   (b)  the period commencing on the date next
         succeeding the first public announcement of the issuance of rights, warrants or options or the distribution in respect of which the Current Market Price is being calculated and ending on the last full Trading Day before such Determination Date, and

                   (c) the period, if any, commencing on the date next succeeding the Ex-Dividend Date with respect to the next preceding issuance of rights, warrants or options or distribution for which an adjustment is required by the provisions of Section 3.1(a)(i)(4), 3.1(b) or 3.1(c), and ending on the last full Trading Day before such Determination Date.

                   If the record date for an issuance of rights, warrants or options or a distribution for which an adjustment is required by the provisions of Section 3.1(a)(i)(4), or
         Section 3.1(b) or (c) (the "preceding adjustment event") precedes the record date for the issuance or distribution in respect of which the Current Market Price is being calculated and the Ex-Dividend Date for such preceding adjustment event is on or after the Determination Date for the issuance or distribution in respect of which the Current Market Price is being calculated, then the Current Market Price shall be adjusted by deducting therefrom the fair market value (on the record date for the issuance or distribution in respect of which the Current Market Price is being calculated), as determined in good faith by the Silver King Board of Directors, of the capital stock, rights, warrants or options, assets or debt securities issued or distributed in respect of each share of Silver King Common Stock in such preceding adjustment event. Further, in the event that the Ex-Dividend Date (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which
         Section 3.1(a)(i)(1), Section 3.1(a)(i)(2), Section 3.1(a)(i)(3) or Section 3.1(a)(i)(5) applies occurs during the period applicable for calculating the Current Market Price, then the Current Market Price shall be calculated for such period in a manner determined in good faith by the Silver King Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Prices of the Silver King Common Stock during such period.

                   "Determination Date" for any issuance of rights, warrants or options or any dividend or distribution to which
         Section 3.1(b) or (c) applies shall mean the earlier of (i) the record date for the determination of stockholders entitled to receive the rights, warrants or options or the dividend or distribution to which such paragraph applies and (ii) the Ex-Dividend Date for such rights, warrants or options or dividend or distribution.

                   "Effective Time" shall mean the effective time of the Merger.

                   "Eligible Holder" shall mean, in the case of any Exchange, the applicable holder of Exchange Securities who is entitled to effect an Exchange pursuant to the terms of this Agreement, including an Exchange in connection with an Agreement to Transfer.




                   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                   "Exchange Notice" shall mean the written notice required to be delivered to notify Silver King or an Eligible Holder, as the case may be, of the exercise of an Exchange Right.

                   "Exchange Securities" shall mean the Surviving Common Stock and the Surviving Class B Stock received by Liberty HSN in the Merger in respect of the shares of Silver Sub common stock and Silver Sub class B common stock received in the Pre-Merger Exchange.

                   "Ex-Dividend Date" shall mean the date on which "ex-dividend" trading commences for a dividend, an issuance of rights, warrants or options or a distribution to which any of
         Section 3.1(a), (b), or (c) applies, in the Nasdaq National Market or on the principal exchange on which the Silver King Common Stock is then quoted or traded.

                   "FCC Regulations" shall mean as of the applicable date, collectively, all federal communications statutes and all rules, regulations, orders, decrees and policies (including the FCC's Memorandum Opinion and Order released March 11, 1996 and its Memorandum Opinion and Order released June 14, 1996) of the FCC as then in effect, and any interpretations or waivers thereof or modifications thereto.

                   "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                   "Issuance Event" shall mean the occurrence of any event or the existence of any fact or circumstance which would permit, under applicable FCC Regulations, a holder of Exchange Securities to Own a greater number of Silver King Securities than such holder currently Owns. For purposes of this Agreement, an Issuance Event which occurs (i) as a result of an order of the FCC, shall be deemed to occur on the date that any such order becomes final and non-appealable, or (ii) as a result of a change in law or regulation of the FCC, shall be deemed to occur on the date such law or regulation was promulgated, enacted or adopted or, if later, the date such law or regulation becomes effective.

                   "Liberty" shall mean Liberty Media Corporation, a Delaware corporation.

                   "Liberty Group" shall mean Liberty, Tele-
         Communications, Inc., a Delaware corporation, and their respective controlled affiliates, including Liberty HSN.

                   "Other Property" shall mean any security (other than Silver King Common Stock or Silver King Class B Stock), assets or other property deliverable upon the surrender of shares of Surviving Common Stock or Surviving Class B Stock for Exchange in accordance with this Agreement.

                   "Own" shall mean record, beneficial or other ownership, direct or indirect, of securities which are attributable to a Person or otherwise owned by a Person in accordance with applicable FCC Regulations. The terms "Ownership" and "Owner" shall have correlative meanings.




                   "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

                   "Proxy Statement" shall mean the Joint Proxy
         Statement/Prospectus filed with the SEC on November 20, 1996, by Silver King, HSN and Savoy with respect to the Merger and the Savoy Merger.

                   "Redemption Securities" shall mean securities of an issuer other than Silver King that are distributed by Silver King in payment, in whole or in part, of the call, redemption, exchange or other acquisition price for Redeemable Capital Stock.

                   "Restrictive Condition" means any limitation or restriction imposed on a Person as a result of such Person's acquisition of Silver King Securities upon an Exchange of any Exchange Securities, or the imposition of any restriction or limitation of the type referred to in clause (i) of Section 7.9(a) or any requirement that such Person dispose or divest of any Silver King Securities or interest therein (including any interest in BDTV, BDTV II or any BDTV Entity) in connection with or as a result of such Exchange.

                   "Savoy" shall mean Savoy Pictures Entertainment, Inc., a Delaware corporation.

                   "Savoy Merger" shall mean the merger between a wholly owned subsidiary of Silver King and Savoy pursuant to the Savoy Merger Agreement.

                   "Savoy Merger Agreement" shall mean the Agreement and Plan of Merger, as amended and restated as of August 13, 1996, by and among Silver King, Thames Acquisition Corp. and Savoy.

                   "SEC" shall mean the Securities and Exchange
         Commission.

                   "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                   "Silver King Class B Stock" shall mean the Class B Common Stock, par value $.01 per share, of Silver King, or any shares into which such shares shall be converted or exchanged and shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Silver King Class B Stock following the Merger, or in the case of a consolidation or merger of Silver King with or into another Person following the Merger affecting the Silver King Class B Stock, such capital stock to which a holder of Silver King Class B Stock shall be entitled upon the occurrence of such event.

                   "Silver King Common Stock" shall mean the Common Stock, par value $.01 per share of Silver King, or any shares into which such shares shall be converted or exchanged and shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Silver King Common Stock following the Merger, or in the case of a consolidation or merger of Silver King with or into another Person following the




         Merger affecting the Silver King Common Stock, such capital stock to which a holder of Silver King Common Stock shall be entitled upon the occurrence of such event.

                   "Silver King Securities" shall mean the Silver King Common Stock and the Silver King Class B Stock.

                   "Stockholders Agreement" shall mean the letter agreement between Barry Diller and Liberty, dated August 24, 1995, and the attached term sheet, as amended by the letter agreement, dated as of August 25, 1996, between Liberty and Mr. Diller, pursuant to which Liberty and Mr. Diller have entered into certain agreements with respect to the equity securities of Silver King, BDTV, BDTV II, any BDTV Entities and the Surviving Corporation and with respect to the Merger, all as described therein, except that in the event such letter agreements and term sheet are superseded by a definitive Stockholders Agreement, "Stockholders Agreement" shall refer to such definitive Stockholders Agreement.

                   "Surviving Class B Stock" shall mean the Class B Common Stock, par value $.01 per share, of the Surviving Corporation, or any shares into which such shares shall be converted or exchanged (other than shares of Silver King Class B Stock) and shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Surviving Class B Stock following the Merger, or in the case of a consolidation or merger of the Surviving Class B Stock with or into another Person following the Merger affecting the Surviving Class B Stock, such capital stock to which a holder of Surviving Class B Stock shall be entitled upon the occurrence of such event.

                   "Surviving Common Stock" shall mean the Common Stock, par value $.01 per share, of the Surviving Corporation, or any shares into which such shares shall be converted or exchanged (other than shares of Silver King Common Stock) and shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Surviving Common Stock following the Merger, or in the case of a consolidation or merger of the Surviving Common Stock with or into another Person following the Merger affecting the Surviving Common Stock, such capital stock to which a holder of Surviving Common Stock shall be entitled upon the occurrence of such event.

                   "Trading Day" shall mean a day on which the primary trading market for the Silver King Common Stock is open for the transaction of business.

                   "Transferee" shall mean a Person who, pursuant to an Agreement to Transfer entered into with a holder of Exchange Securities, is or will become the Owner of Silver King Securities issuable upon the Exchange of Exchange Securities. Such holder of the Exchange Securities, prior to the consummation of any such Agreement to Transfer, is sometimes referred to herein as the "Transferor."

                   SECTION 1.2 Additional Defined Terms. The following additional terms listed below shall have the meanings ascribed thereto in the Section (or other provisions hereof) indicated opposite such term:




              Term                                      Section

              Additional Contingent Right               7.5(a)
              Adjustment Event                          3.3
              Contract                                  5.4(d)
              Contract Consent                          5.4(c)
              Contract Notice                           5.4(c)
              Exchange                                  2.1(c)
              Exchange Date                             2.3(d)
              Exchange Right                            2.1(c)
              FCC                                       Introduction
              Governmental Consent                      5.4(b)
              Governmental Entity                       5.4(b)
              Governmental Filing                       5.4(b)
              HSN                                       Introduction
              HSN Class B Stock                         Introduction
              HSN Common Stock                          Introduction
              Liberty HSN                               Introduction
              Merger                                    Introduction
              Merger Agreement                          Introduction
              NASD                                      5.3
              Pre-Merger Exchange                       Introduction
              Redeemable Capital Stock                  3.1(a)(ii)
              Redemption Event                          3.1(d)
              Response Notice                           2.3(a)
              Restructuring Transaction                 7.5(b)
              Silver King                               Introduction
              Silver King Bylaws                        5.1
              Silver King Charter                       5.1
              Silver King Exchange Shares               2.1(c)
              Silver King Preferred Stock               4.1(a)
              Silver Sub                                Introduction
              Surviving Corporation                     Introduction
              Surviving Exchange Shares                 2.1(c)
              Surviving Sub                             7.2
              Transaction                               3.2(a)
              Violation                                 5.4(d)


                                    ARTICLE 2

                                EXCHANGE OF SHARES

                   SECTION 2.1  Right to Exchange the Exchange
         Securities. (a) Any holder of Exchange Securities who is entitled or otherwise permitted to Own additional Silver King Securities in accordance with paragraph (c) of this Section 2.1 shall have the right, subject to the terms and conditions of this Agreement, to exchange (i) a number of shares of Surviving Common Stock at the then applicable Common Exchange Rate (as of the Exchange Date (as defined below)) and/or (ii) a number of shares of Surviving Class B Stock at the then applicable Class B Exchange Rate (as of the Exchange Date), in each case, rounded




         down to the nearest whole number, which would result in the issuance to such holder of a number of shares of Silver King Securities equal to the then Available Silver King Amount. An Eligible Holder shall also be entitled to receive upon such Exchange, the kind and amount of securities, assets or other property (other than shares of Silver King Securities) for which such shares of Surviving Common Stock and Surviving Class B Stock are then exchangeable pursuant to Article 3 hereof. In the event more than one class of Surviving Corporation stock is available for Exchange, the Eligible Holder shall be entitled to elect the number of shares of each class of Surviving Corporation stock to be so exchanged.

                   (b) At such time as a holder of Exchange Securities is entitled or otherwise permitted to Own additional Silver King Securities in accordance with paragraph (c) of this
         Section 2.1, Silver King shall have the right, subject to the terms and conditions of this Agreement, to require an Eligible Holder to exchange (i) a number of shares of Surviving Common Stock at the then applicable Common Exchange Rate (as of the Exchange Date) for shares of Silver King Common Stock and/or
         (ii) a number of shares of Surviving Class B Stock at the then applicable Class B Exchange Rate (as of the Exchange Date) for shares of Silver King Class B Stock, in each case, rounded down to the nearest whole number, which would result in the issuance to such holder of a number of shares of Silver King Common Stock and/or Silver King Class B Stock, as applicable, equal to the then Available Silver King Amount. An Eligible Holder shall also be entitled to receive upon such Exchange, the kind and amount of securities, assets or other property (other than shares of Silver King Securities) for which such shares of Surviving Common Stock and Surviving Class B Stock are then exchangeable pursuant to Article 3 hereof. In the event more than one class of Surviving Corporation stock is available for Exchange, the Eligible Holder shall be entitled to elect the number of shares of each class of Surviving Corporation stock to be so exchanged.

                   (c) A holder of Exchange Securities shall be deemed to be entitled or otherwise permitted to own additional Silver King Securities (i) upon the occurrence of an Issuance Event or
         (ii) in connection with an Agreement to Transfer; provided that in the case of clause (ii), all conditions to such transfer (other than the issuance of the applicable number of Silver King Securities and other than any conditions which are capable of being satisfied only at the closing of such transfer) have been satisfied. In the case of an Exchange in connection with an Agreement to Transfer, such holder shall be deemed to be entitled or otherwise permitted to Own the number of additional Silver King Securities which are the subject of such agreement and which the applicable Transferee is entitled or otherwise permitted to Own. The right of an Eligible Holder or of Silver King to cause the exchange of shares of Surviving Common Stock and Surviving Class B Stock for shares of Silver King Securities pursuant to this Section 2.1 is herein referred to as the "Exchange Right" and each such exchange is herein referred to as an "Exchange." The shares of Surviving Common Stock and Surviving Class B Stock to be exchanged pursuant to an Exchange are herein referred to as the "Surviving Exchange Shares" and the shares of Silver King Common Stock and Silver King Class B Stock to be received in exchange for such Surviving Exchange Shares in an Exchange are herein referred to as the "Silver King Exchange Shares."

                   (d) Except pursuant to an Agreement to Transfer, no Exchange Securities shall be exchangeable by a member of the Liberty Group under this Agreement until all Contingent Shares issuable to Liberty HSN pursuant to the Contingent Right have been so issued or until the Contingent Right has expired; provided that the foregoing restriction




         shall not affect the Liberty Group's right to assign its rights under this Agreement to any permitted transferee of Exchange Securities (or interests therein) or the rights of any such permitted transferee to exchange such Exchange Securities.

                   (e) It shall be a condition to the obligation of a holder of Exchange Securities to consummate an Exchange pursuant to this Agreement that:

                        (i)  such Exchange not be taxable to such
              holder; provided, however, that to the extent that (x) the taxability of such Exchange was caused by or resulted from
              (1) any action or inaction by Liberty HSN or another member of the Liberty Group (other than any action or inaction specifically contemplated or required by the Merger Agreement, this Agreement, or the Stockholders Agreement), (2) the laws and regulations in effect at the Effective Time or (3) any difference in the tax position of an Eligible Holder relative to the tax position of Liberty HSN, such that, had such Exchange been effected by Liberty HSN, this condition would have been satisfied, or
              (y) the taxes applicable to such Exchange would have accrued or been payable by Liberty HSN had all of the Exchange Securities been issued to Liberty HSN in the Merger at the Effective Time pursuant to the laws and regulations in effect at the Effective Time, such Eligible Holder shall not be entitled to assert the failure of this condition; and

                       (ii) such Exchange not result in the creation or imposition of any Restrictive Condition with respect to such Eligible Holder or with respect to any shares received in the Exchange.

                   (f) Silver King's right and obligation to effect an Exchange shall be deferred to the extent that the number of Silver King Securities which would then otherwise be required to be issued to all Eligible Holders upon the Exchange of their Exchange Securities is less than 25,000 (which number shall be adjusted to give effect to any stock splits, reverse splits, recapitalizations or the like); provided, however, that any such Exchange Securities not then required to be exchanged as a result of the provisions of this paragraph shall be exchanged at such time as such number of Silver King Securities issuable upon the Exchange of all Exchange Securities then required to be exchanged equals or exceeds such number, at which time, subject to the other conditions herein, the parties shall execute each such Exchange. The deferral set forth in this paragraph (f) shall not be applicable in the event that upon the Exchange of all of outstanding Exchange Securities by an Eligible Holder, such holder would be entitled to receive in the aggregate less than 25,000 Silver King Securities.

                   SECTION 2.2 Disputes Concerning Occurrence of an Issuance Event and Available Silver King Amount. The determination of whether or not a holder is entitled or otherwise permitted to Own additional Silver King Securities and the determination of the Available Silver King Amount issuable to the applicable Eligible Holder, shall be made in the good faith reasonable determination of the Person exercising the Exchange Right based upon FCC Regulations. In the event of any dispute between Silver King and a holder of Exchange Securities with respect to whether a holder is entitled or otherwise permitted to Own additional Silver King Securities or the determination of the Available Silver King Amount issuable to such Eligible Holder, such dispute shall be resolved by delivery to Silver King and such holder of a written opinion addressed to each of Silver King and such holder (which opinion shall be in form and substance reasonably satisfactory to Silver King




         and such holder and shall not be subject to material qualifications or limitations) of counsel to Silver King specializing in FCC matters as to the matters that are the subject of any such dispute. Such opinion shall be delivered within 10 Business Days after notice by either Silver King or such holder to the other party that the matter is outstanding and has not been resolved between them. In the event that no such opinion is delivered within ten (10) Business Days after such notice, the matter shall be resolved in favor of such holder.

                   SECTION 2.3 Mechanics of the Exchange. (a) An Eligible Holder may exercise the Exchange Right set forth in
         Section 2.1(a) above by delivering an Exchange Notice to Silver King. Silver King may exercise the Exchange Right set forth in
         Section 2.1(b) above by delivering an Exchange Notice to the applicable Eligible Holder. If Silver King delivers the Exchange Notice, such notice shall set forth in reasonable detail the facts and circumstances which have entitled or otherwise permitted such holder to Own additional Silver King Securities, the Available Silver King Amount, a brief description of the method used to calculate such amount and the Common Exchange Rate and the Class B Exchange Rate in effect at such time. If an Eligible Holder delivers the Exchange Notice, such notice shall include the same information, to the extent known by such holder, and shall also set forth the number and type of Surviving Corporation stock such holder desires to exchange; if Silver King delivers the Exchange Notice, the applicable Eligible Holder shall notify Silver King in writing (the "Response Notice") of the number and type of Surviving Corporation stock such holder desires to exchange within ten
         (10) Business Days following receipt of the Exchange Notice, and in the event such holder fails to notify Silver King within such ten-day period, Silver King may, subject to the other terms and conditions herein, determine the number and type of shares to be exchanged. Notwithstanding any other provision of this Agreement to the contrary, in the event that an Eligible Holder desires to exchange a number of shares of Surviving Class B Stock which would require the issuance of a number of shares of Silver King Class B Stock which would cause such Eligible Holder, because of the voting power thereof, to violate FCC Regulations, such Eligible Holder shall only be required to exchange the number of Exchange Securities set forth in such notice which such Eligible Holder can exchange (if any) without violating any FCC Regulations, notwithstanding that such Eligible Holder could have exchanged a greater number of Exchange Securities had such Eligible Holder elected to exchange fewer shares of Surviving Class B Stock and more shares of Surviving Common Stock. Each Exchange Notice shall be irrevocable, and upon receipt of an Exchange Notice and satisfaction of the conditions to such Exchange, Silver King and such Eligible Holder, shall be obligated to effect such Exchange.

                   (b) Subject to the resolution of any disputes pursuant to Section 2.2 and subject to Section 2.1(d), (e) and
         (f), as promptly as practicable following receipt or delivery by Silver King of an Exchange Notice, each of Silver King and the applicable Eligible Holder shall, and shall cause each of its respective subsidiaries and the officers, directors and employees of such Person and such Person's subsidiaries to, (i) make any and all required applications or filings with, and seek any required consents, approvals or waivers from, any governmental or regulatory agencies (including, but not limited to, with the FCC and under the HSR Act), (ii) use all reasonable efforts to obtain any and all such consents, approvals or waivers and the termination of any applicable waiting period under the HSR Act, in each case, which are reasonably necessary in connection with the applicable Exchange, and (iii) use reasonable efforts to cooperate with, and express its support for, such other party's efforts to obtain any such consents, approvals and waivers. Upon receipt of such consents, approvals or waivers or the expiration or termination of such




         waiting period, as the case may be, Silver King or the Eligible Holder, as the case may be, shall notify the other of such receipt, expiration or termination. Upon the receipt of all such required consents, approvals or waivers and the termination of any applicable waiting period under the HSR Act, such Eligible Holder of the shares of Surviving Common Stock and Surviving Class B Stock specified in the applicable Exchange Notice or Response Notice shall surrender for exchange the appropriate stock certificate(s) pursuant to Section 2.3(c) hereof.

                   (c)  At such time as all required consents,
         approvals, waivers and terminations described in Section 2.3(b) have been obtained or waived and provided that the conditions set forth in Section 2.2(e) have been satisfied, the Eligible Holder shall surrender such holder's certificate or certificates for the Exchange Securities to be exchanged, with appropriate stock powers attached, duly endorsed, at the office of Silver King or any transfer agent for Silver King's stock, together with a written notice to Silver King that such holder is exchanging all or a specified number of shares of Surviving Common Stock and/or Surviving Class B Stock, as applicable, represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates for Silver King Common Stock and/or Silver King Class B Stock, as applicable, to be issued. Promptly thereafter, Silver King shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the Silver King Common Stock and/or Silver King Class B Stock to be issued, conveyed and delivered to such Eligible Holder pursuant to Section 2.1, with any necessary documentary or transfer tax stamps duly affixed and canceled, dated the applicable Exchange Date (as defined below), and such certificates shall be issued to and registered in the name of the applicable Eligible Holder or in such other name as such Eligible Holder shall request. Certificates representing Silver King stock to be issued hereunder may include appropriate legends based on federal and state securities laws.

                   (d) Each Exchange shall be deemed to have been effected at the close of business on the date (the "Exchange Date") of receipt by Silver King or any such transfer agent of the certificate or certificates and notice referred to in paragraph (c) above and, in any case, no later than five (5) Business Days after all applicable conditions to such Exchange have been satisfied. Each Exchange shall be at the Common Exchange Rate or the Class B Exchange Rate, as applicable, in effect immediately prior to the close of business on the Exchange Date. If any transfer is involved in the issuance or delivery of any certificate or certificates for shares of Silver King Common Stock or Silver King Class B Stock in a name other than that of the registered holder of the shares of Surviving Common Stock or Surviving Class B Stock, as applicable, surrendered for exchange, such holder shall also deliver to Silver King a sum sufficient to pay all stock transfer taxes, if any, payable in respect of such transfer or evidence satisfactory to Silver King that such stock transfer taxes have been paid. Except as provided above, Silver King shall pay any issue, stamp or other similar tax in respect of such issuance or delivery.

                   (e) The Person or Persons entitled to receive the shares of Silver King Common Stock and/or Silver King Class B Stock, as applicable, issuable on such Exchange shall be treated for all purposes as the record holder or holders of such shares of Silver King Common Stock and/or Silver King Class B Stock, as applicable, as of the close of business on the Exchange Date; provided, however, that no surrender of Exchange Securities on any date when the stock transfer books of Silver King are closed for any purpose shall be effective to constitute the Person or Persons entitled to receive the shares of Silver




         King Common Stock and/or Silver King Class B Stock, as applicable, deliverable upon such Exchange as the record holder(s) of such shares of Silver King Common Stock and/or Silver King Class B Stock, as applicable, on such date, but such surrender shall be effective (assuming all other requirements for the valid Exchange of such shares have been satisfied) to constitute such Person or Persons as the record holder(s) of such shares of Silver King Common Stock and/or Silver King Class B Stock, as applicable, for all purposes as of the opening of business on the next succeeding day on which such stock transfer books are open, and such Exchange shall be at the Common Exchange Rate or the Class B Exchange Rate, as applicable, in effect on the Exchange Date as if the stock transfer books of Silver King had not been closed on such date. Without limiting the first sentence of this paragraph (e), as of the close of business on an Exchange Date, the rights and obligations of the holder of the applicable Surviving Exchange Shares, as a holder thereof, shall cease (other than with respect to such holder's right to receive the applicable number of shares of Silver King Common Stock and/or Silver King Class B Stock and its obligation to deliver the applicable certificate(s) for shares of Silver King stock as provided herein).

                   (f) Holders of shares of Surviving Common Stock and/ or Surviving Class B Stock at the close of business on a record date for any payment of declared dividends on such shares shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the effective Exchange of such shares following such record date and prior to the corresponding dividend payment date.

                   (g) If the shares of Surviving Common Stock or Surviving Class B Stock represented by a certificate surrendered for exchange are exchanged in part only, then simultaneously with any such Exchange, Silver King shall cause the Surviving Corporation to issue and deliver to the registered holder, without charge therefor, a new certificate or certificates representing in the aggregate the number of unexchanged shares.

                                    ARTICLE 3

                            EXCHANGE RATE ADJUSTMENTS

                   SECTION 3.1 Exchange Rate Adjustments. The Common Exchange Rate and the Class B Exchange Rate each shall be subject to adjustment from time to time as provided below in this Section 3.1.

                   (a)  (i)  If Silver King shall, after the Effective
         Time:

                   1. pay a stock dividend or make a distribution on the outstanding shares of Silver King Common Stock and/or Silver King Class B Stock in shares of Silver King Common Stock or Silver King Class B Stock,

                   2. subdivide or split the outstanding shares of Silver King Common Stock and/or Silver King Class B Stock into a greater number of shares,

                   3. combine the outstanding shares of Silver King Common Stock and/or Silver King Class B Stock into a smaller number of shares,




                   4. pay a dividend or make a distribution on the outstanding shares of Silver King Common Stock and/or Silver King Class B Stock in shares of its capital stock (other than Silver King Common Stock, Silver King Class B Stock or rights, warrants or options for its capital stock), or

                   5. issue by reclassification of its outstanding shares of Silver King Common Stock and/or Silver King Class B Stock (other than a reclas-sification by way of merger or binding share exchange that is subject to Section 3.2) any shares of its capital stock (other than rights, warrants or options for its capital stock), then, in any such event, the Common Exchange Rate (in the case of such an event affecting the Silver King Common Stock) and/or the Class B Exchange Rate (in the case of an event affecting the Silver King Class B Stock), in effect immediately prior to the opening of business on the record date for determination of stockholders entitled to receive such dividend or distribution or the effective date of such subdivision, split, combination or reclassification, as the case may be, shall be adjusted so that the holder of any shares of Surviving Common Stock (in the case of such an event affecting the Silver King Common Stock) and/ or Surviving Class B Stock (in the case of such an event affecting the Silver King Class B Stock) shall thereafter be entitled to receive, upon exchange of shares of Surviving Common Stock and/or Surviving Class B Stock, the number of shares of Silver King Common Stock and/or Silver King Class B Stock, or other capital stock (or a combination of the foregoing) of Silver King which such holder would have owned or been entitled or otherwise permitted to receive immediately following such event if such holder had exchanged his shares of Surviving Common Stock and/or Surviving Class B Stock, as the case may be, immediately prior to the record date for, or effective date of, as applicable, such event.

                       (ii) Notwithstanding the foregoing, if an event listed in clause (4) or (5) above would result in the shares of Surviving Common Stock and/or Surviving Class B Stock being exchangeable for shares or units (or a fraction thereof) of more than one class or series of capital stock of Silver King and any such class or series of capital stock provides by its terms a right in favor of Silver King to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series (such class or series of capital stock being herein referred to as "Redeemable Capital Stock") for consideration that may include Redemption Securities, then the Common Exchange Rate and/or the Class B Exchange Rate, as the case may be, shall not be adjusted pursuant to this subparagraph (a) and in lieu thereof, the holders of such shares of Surviving Common Stock and/or Surviving Class B Stock shall be entitled to the rights contemplated by paragraph (c) with the same effect as if the dividend or distribution of such Redeemable Capital Stock or the issuance of the additional class or series of such Redeemable Capital Stock by reclassification had been a distribution of assets of Silver King to which such para-graph (c) is applicable.

                      (iii)  The adjustment contemplated by this
              paragraph (a) shall be made successively whenever any event listed above shall occur. For a dividend or distribution, the adjustment shall become effective at the opening of business on the




              Business Day next following the record date for such dividend or distribution. For a subdivision, split, combination or reclassification, the adjustment shall become effective immediately after the effectiveness of such subdivision, split, combination or reclassification.

                       (iv) If after an adjustment pursuant to this paragraph (a) a holder of Surviving Common Stock (in the case of an adjustment to the Common Exchange Rate) and/or Surviving Class B Stock (in the case of an adjustment to the Class B Exchange Rate) would be entitled to receive upon exchange thereof shares of two or more classes or series of capital stock of Silver King, the Common Exchange Rate or the Class B Exchange Rate, as applicable, shall thereafter be subject to adjustment upon the occurrence of an action contemplated by this Section 3.1 taken with respect to any such class or series of capital stock other than Silver King Common Stock or Silver King Class B Stock, on terms comparable to those applicable to the Silver King Common Stock and the Silver King Class B Stock pursuant to this Section 3.1.

                   (b) (i) If Silver King shall, after the Effective Time, distribute rights, warrants or options to all or substantially all holders of its outstanding shares of Silver King Common Stock and/or Silver King Class B Stock entitling them (for a period not exceeding forty-five days from the record date referred to below) to subscribe for or purchase shares of Silver King Common Stock (or Convertible Securities for shares of Silver King Common Stock) at a price per share (or having an exercise, exchange or conversion price per share, after adding thereto an allocable portion of the exercise price of the right, warrant or option to purchase such Convertible Securities, computed on the basis of the maximum number of shares of Silver King Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities) less than the Current Market Price on the applicable Determination Date, then, in any such event, the Common Exchange Rate and the Class B Exchange Rate shall each be adjusted by multiplying each such exchange rate in effect immediately prior to the opening of business on the record date for the determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be the number of shares of Silver King Common Stock outstanding on such record date plus the number of additional shares of Silver King Common Stock so offered pursuant to such rights, warrants or options to the holders of Silver King Common Stock (and to holders of Convertible Securities for shares of Silver King Common Stock) for subscription or purchase (or into which the Convertible Securities for shares of Silver King Common Stock so offered are exercisable, exchangeable or convertible), and of which the denominator shall be the number of shares of Silver King Common Stock outstanding on such record date plus the number of additional shares of Silver King Common Stock which the aggregate offering price of the total number of shares of Silver King Common Stock so offered (or the aggregate exercise, exchange or conversion price of the Convertible Securities for shares of Silver King Common Stock so offered, after adding thereto the aggregate exercise price of the rights, warrants or options to purchase such Convertible Securi-
              ties) to the holders of Silver King Common Stock (and to such holders of Convertible Securities for shares of Silver King Common Stock) would purchase at such Current Market Price.

                       (ii)  The adjustment contemplated by this
              paragraph (b) shall be made successively whenever any such rights, warrants or options are distributed,




              and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If all of the shares of Silver King Common Stock (or all of the Convertible Securities for shares of Silver King Common Stock) subject to such rights, warrants or options have not been issued when such rights, warrants or options expire (or, in the case of rights, warrants or options to purchase Convertible Securities for shares of Silver King Common Stock which have been exercised, if all of the shares of Silver King Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities have not been issued prior to the expiration of the exercise, exchange or conversion right thereof), then the Common Exchange Rate and the Class B Exchange Rate shall promptly be readjusted to the Common Exchange Rate and the Class B Exchange Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of Silver King Common Stock (or such Convertible Securities) issued upon the exercise of such rights, warrants or options (or the exercise, exchange or conversion of such Convertible Securities).

                      (iii) No adjustment shall be made under this paragraph (b) if the adjusted Common Exchange Rate or the Class B Exchange Rate would be lower than the Common Exchange Rate or the Class B Exchange Rate, as applicable, in effect immediately prior to such adjustment, other than in the case of an adjustment pursuant to the last sentence of paragraph (b)(ii).

                   (c) (i) If Silver King shall, after the Effective Time, (x) pay a dividend or make a distribution to all or substantially all holders of its outstanding shares of Silver King Common Stock and/or Silver King Class B Stock of any assets (including cash) or debt securities or any rights, warrants or options to purchase securities (excluding dividends or distributions referred to in paragraph (a) (except as otherwise provided in clause (y) of this sentence) and distributions of rights, warrants or options referred to in paragraph (b)), or (y) pay a dividend or make a distribution to all or substantially all holders of its outstanding shares of Silver King Common Stock and/or Silver King Class B Stock of Redeemable Capital Stock, or issue Redeemable Capital Stock by reclassification of the Silver King Common Stock and/or Silver King Class B Stock, and pursuant to paragraph (a) such Redeemable Capital Stock is to be treated the same as a distribution of assets of Silver King subject to this paragraph (c), then, in any such event, from and after the record date for determining the holders of Silver King Common Stock and Silver King Class B Stock entitled to receive such dividend or distribution, a holder of Surviving Common Stock and/or Surviving Class B Stock that exchanges such shares in accordance with the provisions of this Agreement will upon such Exchange be entitled to receive, in addition to the shares of Silver King Common Stock or Silver King Class B Stock for which such shares of Surviving Common Stock or Surviving Class B Stock, as applicable, are then exchangeable, the kind and amount of assets or debt securities or rights, warrants or options to purchase securities comprising such dividend or distribution that such holder would have received if such holder had exchanged such shares of Surviving Common Stock or Surviving Class B Stock immediately prior to the record date for determining the holders of Silver King Common Stock or Silver King Class B Stock entitled to receive such distribution.




                       (ii) The adjustment pursuant to the foregoing provisions of this paragraph (c) shall be made successively whenever any dividend or distribution or reclassification to which this paragraph (c) applies is made, and shall become effective immediately after (x) in the case of a dividend or distribution, the record date for the determination of stockholders entitled to receive such dividend or distribution or (y) in the case of a reclassification, the effective date of such reclassification.

                   (d) In the event that a holder of Surviving Common Stock and Surviving Class B Stock would be entitled to receive upon exercise of the Exchange Right pursuant to this Agreement any Redeemable Capital Stock and Silver King redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of shares of Surviving Common Stock and Surviving Class B Stock then outstanding shall be entitled to receive upon the Exchange of such shares (in addition to the consideration such holders are otherwise entitled to receive pursuant to their Exchange Rights), in lieu of shares or any units of such Redeemable Capital Stock, the kind and amount of securities, cash or other assets receivable upon the Redemption Event (less any consideration paid to Silver King by a holder of Silver King stock in connection with such holders' receipt of Redemption Securities upon such Redemption Event (other than the surrender of shares of Redeemable Capital Stock)) by a holder of the number of shares or units of such Redeemable Capital Stock for which such shares of Surviving Common Stock or Surviving Class B Stock could have been exchanged immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of securities, cash or other assets received per share or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock) (as such type and amount of securities may be adjusted in accordance with this Agreement to reflect events or actions subsequent to the Redemption Event), and from and after the effective date of such Redemption Event the holders of the Surviving Common Stock and Surviving Class B Stock shall have no other exchange rights under these provisions with respect to such Redeemable Capital Stock.

                   (e) If this Section 3.1 shall require that an adjustment be made to the Common Exchange Rate and/or the Class B Exchange Rate, such adjustment shall apply to any Exchange effected after the record date for the event which requires such adjustment notwithstanding that such Exchange is effected prior to the occurrence of the event which requires such adjustment.

                   (f) All adjustments to the Common Exchange Rate or the Class B Exchange Rate shall be calculated to the nearest 1/1000th of a share. No adjustment in either such exchange rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this paragraph is not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the Silver King Common Stock and/or Silver King Class B Stock. To the extent the shares of Surviving Common Stock or Surviving Class B Stock become exchangeable for cash, no adjustment need be made thereafter as to the cash and no interest shall accrue on such cash.




                   (g) Silver King shall be entitled, to the extent permitted by law, to make such increases in the Common Exchange Rate or the Class B Exchange Rate, in addition to those referred to above in this Section 3.1, as Silver King determines to be advisable in order that any stock dividends, subdivisions of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets hereafter made by Silver King to its stockholders shall not be taxable.

                   (h) There shall be no adjustment to the Common Exchange Rate or the Class B Exchange Rate in the event of the issuance of any stock or other securities or assets of Silver King in a reorganization, acquisition or other similar transaction except as specifically provided in this Section 3.1 or, if applicable, Section 3.2. In the event this Section 3.1 requires adjustments to the Common Exchange Rate or the Class B Exchange Rate under more than one of paragraph (a)(iv), (b) or
         (c), and the record dates for the dividends or distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying first, the provisions of paragraph (a), second, the provisions of paragraph (c) and third, the provisions of paragraph (b). The holders of shares of Surviving Class B Stock shall not be entitled to any additional or further adjustment to the Class B Exchange Rate in connection with the convertibility of Silver King Class B Stock to Silver King Common Stock.

                   SECTION 3.2 Adjustment for Consolidation or Merger of Silver King. (a) In case of any consolidation or merger to which Silver King is a party, or in the case of any sale or transfer to another corporation of the property and assets of Silver King as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Silver King Common Stock and/or Silver King Class B Stock shall be reclassified or converted into the right to receive stock, securities or other property (including cash) or any combination thereof, proper provision shall be made so that each share of Surviving Common Stock and/or Surviving Class B Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction pursuant to paragraph (b) below shall, after consummation of such Transaction, be subject to exchange at the option of the holder into the kind and amount of stock, securities or other property receivable upon consummation of such Transaction by a holder of the number of shares of Silver King Common Stock or Silver King Class B Stock, as applicable (and/or any Other Property into which the Surviving Common Stock or Surviving Class B Stock may be exchangeable in accordance with this Agreement) into which such share of Surviving Common Stock or Surviving Class B Stock, as the case may be, might have been exchanged immediately prior to consummation of such Transaction (assuming in each case that such holder of Silver King Common Stock or Silver King Class B Stock (or such Other Property) failed to exercise rights of election, if any, as to the kind or amount of stock, securities or other property receivable upon consummation of such Transaction (provided that if the kind or amount of stock, securities or other property receivable upon consummation of such Transaction is not the same for each non-electing share, then the kind and amount of stock, securities or other property receivable upon consummation of such Transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares)). In connection with the foregoing, (i) effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer with respect to the Transaction, so that the provisions set forth herein for the protection of the Exchange Rights of Surviving Common Stock and Surviving Class B




         Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other securities and assets deliverable upon Exchange of Surviving Common Stock and Surviving Class B Stock; and (ii) any such resulting or surviving corporation or transferee shall expressly assume the obligation to deliver, upon the exercise of Exchange Rights, such securities, cash or other assets as the holders of the Surviving Common Stock and Surviving Class B Stock shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the Exchange Rights of the Surviving Common Stock and Surviving Class B Stock, as provided in clause (i) of this sentence. The kind and amount of stock or securities into which the shares of Surviving Common Stock and Surviving Class B Stock shall be exchangeable after consummation of such Transaction shall be subject to adjustment, as nearly as may be practicable, as described in
         Section 3.1 following the date of consummation of such Transaction.

                   (b) Silver King shall not become a party and shall not permit any of its subsidiaries to become a party to any Transaction with respect to the foregoing unless the terms of the agreements relating to such transaction include obligations of the applicable parties consistent with this Section 3.2.

                   SECTION 3.3 Notice of Adjustment. Whenever the Common Exchange Rate and/or the Class B Exchange Rate is adjusted as provided in Section 3.1, 3.2 or 3.5 (an "Adjustment Event"), Silver King shall:

                   (a) compute the adjusted Common Exchange Rate or Class B Exchange Rate, as applicable, in accordance herewith and prepare a certificate signed by an officer of Silver King setting forth the adjusted Common Exchange Rate and/or Class B Exchange Rate, as the case may be, the method of calculation thereof and the facts requiring such adjustment and upon which such adjustment is based, all in reasonable detail; and

                   (b) promptly mail a copy of such certificate and a notice to the holders of the outstanding shares of Surviving Common Stock (in the case of an adjustment to the Common Exchange Rate) or Surviving Class B Stock (in the case of an adjustment to the Class B Exchange Rate).

         The notice of adjustment and such certificate shall be mailed at or prior to the time Silver King mails an interim statement, if any, to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days following the end of such fiscal quarter; provided, that if an Adjustment Event occurs following delivery of an Exchange Notice but prior to the Exchange Date, Silver King shall mail the notice of adjustment as soon as practicable following the Adjustment Event but in no event later than five days prior to the applicable Exchange Date.

                   SECTION 3.4 Notice of Certain Transactions. In case, at any time while any of the Exchange Securities are outstanding,

                   (a) Silver King takes any action which would require an adjustment to the Common Exchange Rate and/or the Class B Exchange Rate;

                   (b)  Silver King shall authorize (x) any
         consolidation, merger or binding share exchange to which Silver King is a party, for which approval of the stockholders of




         Silver King is required or (y) the sale or transfer of all or substantially all of the assets of Silver King; or

                   (c) Silver King shall authorize the voluntary dissolution, liquidation or winding up of Silver King or Silver King is the subject of an involuntary dissolution, liquidation or winding up;

         then Silver King shall cause to be filed at each office or agency maintained for the purpose of exchange of the shares of Surviving Common Stock and Surviving Class B Stock, and shall cause to be mailed to each holder of Exchange Securities at its last address as it shall appear on the stock register, at least 10 days before the record date (or other date set for definitive action if there shall be no record date), a notice stating the action or event for which such notice is being given and the record date for (or such other date) and the anticipated effective date of such action or event; provided, however, that any notice required hereunder shall in any event be given no later than the time that notice is given to the holders of the Silver King Common Stock or Silver King Class B Stock.

                   SECTION 3.5 Exchange Rate Adjustments for Actions of the Surviving Corporation. In the event of the occurrence of any of the transactions or other events described in paragraphs
         (a)-(d) of Section 3.1 or in Section 3.2 with respect to the Surviving Common Stock or the Surviving Class B Stock, or otherwise affecting the Surviving Corporation, the Common Exchange Rate and/or the Class B Exchange Rate shall be appropriately adjusted in the manner contemplated by Sections
         3.1 and 3.2, mutatis mutandis, so that each Eligible Holder's Exchange Securities thereafter shall become exchangeable for the kind and amount of Silver King Securities, upon the Exchange of such holder's Exchange Securities, that such holder would have received had such holder exchanged all of its Exchange Securities pursuant to this Agreement immediately prior to the applicable Determination Date (or other comparable date) for such transaction or other event. In addition to its obligation to adjust the Exchange Rates, Silver King's other rights and obligations set forth in Sections 3.1, 3.2, 3.3, 3.4 shall also apply to the extent applicable in the event of an adjustment pursuant to this Section 3.5. Silver King agrees that it will not cause or permit to occur any such transaction or other event which would result in any adjustment to the Common Exchange Rate or the Class B Exchange Rate unless the terms of the agreement relating to such transaction or other event include obligations of the applicable parties consistent with the foregoing. The provisions of this para-graph shall apply similarly to successive transactions or other events to which this paragraph would otherwise be applicable.


                                    ARTICLE 4

                    GENERAL REPRESENTATIONS AND WARRANTIES OF
                           SILVER KING AND LIBERTY HSN

                   SECTION 4.1 Representations and Warranties of Silver King. Silver King hereby represents and warrants:

                   (a) As of the date hereof, the authorized capital stock of Silver King consists of (a) 30,000,000 shares of Silver King Common Stock and 2,415,945 shares of Silver King Class B Common Stock, and (b) 50,000 shares of preferred stock, par value




         $.01 per share, of Silver King (the "Silver King Preferred Stock"), none of which have been designated as to class or series. At the close of business on December 12, 1996, (i) 7,093,132 shares of Silver King Common Stock were issued and outstanding and 2,415,945 shares of Silver King Class B Common Stock were issued and outstanding, all of which Silver King Common Stock and Silver King Class B Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and (ii) no shares of Silver King Common Stock were held in treasury by Silver King or by subsidiaries of Silver King. The statement in the Proxy Statement with respect to the number of outstanding options to purchase Silver King Common Stock is true and complete in all material respects as of the date such Proxy Statement was cleared for mailing by the SEC. No change in such capitalization has occurred between December 12, 1996 and the date hereof except issuances of Silver King Common Stock upon exercise of outstanding options. As of the date hereof, no shares of Silver King Preferred Stock were issued or outstanding.

                   (b) Silver King has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Silver King and the consummation by Silver King of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Silver King, and no other corporate proceedings on the part of Silver King are necessary to authorize this Agreement or consummate the transactions contemplated hereby.

                   (c) This Agreement has been duly and validly executed and delivered by Silver King and, assuming the due authorization, execution and delivery by Liberty HSN, constitutes the legal and binding obligation of Silver King, enforceable against Silver King in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, morato-rium or other similar laws affecting or relating to creditors rights generally and (b) the availability of injunctive relief and other equitable remedies.

                   SECTION 4.2  Representations and Warranties of
         Liberty HSN.  Liberty HSN hereby represents and warrants:

                   (a) Liberty HSN has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Liberty HSN, and the consummation by Liberty HSN of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Liberty HSN, and no other corporate proceedings on the part of Liberty HSN are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                   (b) This Agreement has been duly and validly executed and delivered by Liberty HSN and, assuming the due authorization, execution and delivery by Silver King, constitutes the legal and binding obligation of Liberty HSN, enforceable against Liberty HSN in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (b) the availability of injunctive relief and other equitable remedies.




                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                    SILVER KING WITH RESPECT TO EACH EXCHANGE

                   With respect to each Exchange, Silver King shall be deemed to have made, as of the applicable Exchange Date, the following representations and warranties to each Eligible Holder effecting such Exchange and, if applicable, to any Transferee who shall receive the shares issuable upon such Exchange pursuant to an Agreement to Transfer:

                   SECTION 5.1 Organization and Qualification. Silver King (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate the properties it now owns, leases or operates at the places currently located and in the manner currently used and operated and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except, in the case of clause (iii) where the failure to be so qualified or licensed, or in good standing would not have a material adverse effect on the business, assets or condition (financial or otherwise) of Silver King and its subsidiaries, taken as a whole. Silver King has delivered or made available to such Eligible Holder true and complete copies of its certificate of incorporation and by-laws, each as amended to date and currently in effect (respectively, the "Silver King Charter" and the "Silver King Bylaws"). The Silver King Charter and the Silver King Bylaws are in full force and effect and neither Silver King nor the Surviving Corporation is in violation of its respective certificate of incorporation or bylaws.

                   SECTION 5.2 Authorization of the Exchange. The consummation of such Exchange by Silver King has been duly and validly authorized by the board of directors of Silver King and by any necessary action of the Silver King stockholders.
         Silver King has full corporate power and authority to perform its obligations under this Agreement with respect to such Exchange and to consummate such Exchange. No other corporate proceedings on the part of Silver King or any of its subsidiaries are necessary to authorize the consummation of such Exchange.

                   SECTION 5.3  Validity of Silver King Shares, etc.
         The shares of Silver King Common Stock and/or Silver King Class B Stock to be issued by Silver King to such Eligible Holder (and, if applicable, a Transferee) pursuant to such Exchange, upon issuance and delivery in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be free of any liens, claims, charges, security interests, preemptive rights, pledges, voting or stockholder agreements, options or encumbrances of any kind whatsoever (other than any of the foregoing arising under the Stockholders Agreement or any Federal or state securities laws), will not be issued in violation of any preemptive rights and will vest in such Eligible Holder (and, if applicable, such Transferee) full rights with respect thereto, including the right to vote such Silver King Exchange Shares on all matters properly presented to the stockholders of Silver King to the extent set forth in the Silver King Charter. The issuance of the Silver King Exchange Shares will not violate the rules, regulations and requirements of the National Association of Securities Dealers, Inc. ("NASD") or of the principal exchange or trading market on which the Silver King Common Stock is then quoted or traded (including,




         without limitation the NASD policies set forth in Section 6(i) and (j) of Part III of Schedule D of the NASD By-Laws and the Policy of the Board of Governors with respect to Voting Rights set forth in Part III of Schedule D of the NASD By-Laws or any similar policies of such other exchange or trading market). The issuance of the Silver King Common Stock pursuant to such Exchange has been registered under the Securities Act.

                   SECTION 5.4 No Approvals or Notices Required; No Conflict with Instruments. The performance by Silver King of its obligations under this Agreement in connection with such Exchange and the consummation of the transactions contemplated by such Exchange, including the issuance of the Silver King Exchange Shares in such Exchange, will not:

                   (a) conflict with or violate the Silver King Charter or the Silver King Bylaws or the charter or bylaws of the Surviving Corporation or any other subsidiary of Silver King, in each case as amended to date;

                   (b)  require any consent, approval, order or
         authorization of or other action by any court, administrative agency or commission or other governmental authority or instrumentality, foreign, United States federal, state or local (each such entity a "Governmental Entity" and each such action a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to Silver King or the Surviving Corporation or any other subsidiary of Silver King, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver King and its subsidiaries, taken as a whole;

                   (c) require, on the part of Silver King or the Surviving Corporation or any other subsidiary of Silver King, any consent by or approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver King and its subsidiaries, taken as a whole;

                   (d) conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, can-cellation or acceleration of any obligation or the loss of any material benefit under or the creation of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") any "Contract" (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature) to which Silver King or the Surviving Corporation or any other subsidiary of Silver King is a party, by which Silver King, the Surviving Corporation or any other subsidiary of Silver King or any of their respective assets or properties is bound or pursuant to which Silver King or the Surviving Corporation or any other subsidiary of Silver King is




         entitled to any rights or benefits, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver King and its subsidiaries, taken as a whole; or

                   (e) result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Silver King or the Surviving Corporation or any other subsidiary of Silver King or by which any of their respective properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby.


                                    ARTICLE 6

              REPRESENTATIONS AND WARRANTIES OF THE ELIGIBLE HOLDER
                          WITH RESPECT TO EACH EXCHANGE

                   As of each Exchange Date, the Eligible Holder who is seeking or required to exchange its Surviving Exchange Shares shall be deemed to have made the following representations and warranties to Silver King; provided, that it shall be a condition to Silver King's obligation to effect any such Exchange in connection with an Agreement to Transfer that the applicable Transferee and Transferor pursuant to such Agreement to Transfer shall be deemed to have made to Silver King the representations set forth in paragraphs (a)-(e) of Section 6.2 (as such matters relate to, and taking into account, such Transferee's ownership of the Silver King Securities it will receive upon the consummation of such Exchange and the transfers contemplated by such Agreement to Transfer):

                   SECTION 6.1 Ownership and Validity of Surviving Exchange Shares. Such Eligible Holder owns beneficially and of record the Surviving Exchange Shares, free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities (other than any of the foregoing arising under this Agreement, the Merger Agreement, or the Stockholders Agreement or any Federal or state securities laws).

                   SECTION 6.2 No Approvals or Notices Required; No Conflict with Instruments. The consummation of such Exchange will not:

                   (a) if applicable, conflict with or violate such Eligible Holder's organizational documents;

                   (b) require any Governmental Consent or Governmental Filing, in each case on the part of or with respect to each of such Eligible Holder, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on such Exchange;

                   (c) require, on the part of such Eligible Holder any Contract Consent or Contract Notice, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on such Exchange;




                   (d) conflict with or result in any Violation of any Contract to which such Eligible Holder is a party, or by which such Eligible Holder, or any of its assets or properties is bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on such Exchange; or

                   (e) result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to such Eligible Holder or by which any of its properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on such Exchange.

         provided, that any such representation pursuant to this Section
         6.2 by an Eligible Holder in connection with an Agreement to Transfer shall take into account the transactions contemplated to occur immediately following the Exchange pursuant to the Agreement to Transfer.


                                    ARTICLE 7

                          COVENANTS AND OTHER AGREEMENTS

              For so long as there remain outstanding any Exchange Securities, the parties covenant and agree as follows:

                   SECTION 7.1 Notification of Issuance Event. At any time Silver King or any of its subsidiaries or an Eligible Holder (i) plans or proposes to take any action which has resulted, or is reasonably likely to result, in an Issuance Event or (ii) becomes aware of any event, fact or circumstance which results in an Issuance Event, Silver King or the Eligible Holder, respectively, shall (x) in the case of clause (i), prior to taking such action and (y) in the case of clause (ii), promptly upon becoming so aware, give notice of such Issuance Event to each holder of Exchange Securities or Silver King, as the case may be, which notice shall set forth in reasonable detail the facts, circumstances or events which will result or have resulted, as the case may be, in the occurrence of such Issuance Event. No notice shall be required pursuant to this
         Section 7.1 unless the number of shares issuable pursuant to such Issuance Event, together with any other shares which are then issuable in accordance with this Agreement, meet the threshold set forth in Section 2.1(f).

                   SECTION 7.2 Transfer of Surviving Corporation's Assets and Liabilities to Subsidiary. Silver King agrees that as soon as reasonably practicable following the Merger, it will use its reasonable best efforts to take and cause any of its subsidiaries to take any actions necessary (including making all required Government Filings and seeking and obtaining all necessary Government Consents and Contract Consents) in order to assign to a wholly owned subsidiary of the Surviving Corporation ("Surviving Sub") all of the material assets (other than the capital stock of Surviving Sub) and material liabilities of the Surviving Corporation and to cause Surviving Sub to assume or guarantee all such material liabilities and to obtain the release from the applicable parties of the Surviving Corporation from all such material liabilities. Following such transfer, Silver King shall not permit the Surviving Corporation to own any assets other than the capital stock of the Surviving Sub, and shall not permit the Surviving Corporation to be or become subject to any material liabili-ties. Silver King and Liberty HSN agree that Silver King's reasonable best efforts for purposes of this Section 7.2 shall not require Silver King to seek or obtain the consent or waiver of the holders of the convertible debentures issued under the Indenture (as defined in




         the Merger Agreement and as in effect immediately prior to the Effective Time) to such assignment and transfer.

                   SECTION 7.3 Treatment of Silver King Class B Stock and Silver King Common Stock upon a Distribution. So long as there are any shares of Surviving Class B Stock outstanding that are Exchange Securities, Silver King agrees that it will not (i) reclassify, subdivide or combine the Silver King Common Stock without reclassifying, subdividing or combining the Silver King Class B Stock, on an equal per share basis, or (ii) reclassify, subdivide or combine the Silver King Class B Stock without reclassifying, subdividing or combining the Silver King Common Stock, on an equal per share basis.

                   SECTION 7.4 Reservation of Silver King Securities. Silver King agrees to at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Silver King Common Stock and Silver King Class B Stock, for the purpose of effecting any Exchange of shares of Surviving Common Stock or Surviving Class B Stock pursuant to this Agreement, the full number of shares of Silver King Common Stock and Silver King Class B Stock, then deliverable upon the Exchange of all then outstanding Exchange Securities (assuming for this purpose that all of the outstanding Exchange Securities are held by a single holder), and shall reserve an additional number of shares of Silver King Common Stock equal to the number of shares issuable upon the conversion of shares of Silver King Class B Stock issuable pursuant to this Agreement

                   SECTION 7.5 Certain Obligations Upon Insolvency or Bankruptcy of Surviving Corporation. (a) In the event that the Surviving Corporation should become insolvent or, within the meaning of any federal or state bankruptcy law, commence a voluntary case or consent to the entry of any order of relief or for the appointment of any custodian for its property or a court of competent jurisdiction enters an order or decree for relief against the Surviving Corporation appointing a custodian or ordering its liquidation, and Liberty HSN determines in good faith that the equity of the Surviving Corporation is rea-sonably likely to be impaired or extinguished in connection therewith, then upon the request of Liberty HSN, its rights under this Agreement shall be converted into the deferred right to receive from Silver King the number of shares of Silver King Common Stock and Silver King Class B Stock which Liberty HSN would then have had the right to acquire upon the Exchange of all Exchange Securities then outstanding (such deferred right, the "Additional Contingent Right"). The terms and conditions of the Additional Contingent Right shall be identical to those of the Contingent Right mutatis mutandis; provided, that the Remaining Shares Issuable (as defined in Exhibit A to the Merger Agreement) pursuant to the Additional Contingent Right shall automatically become issuable, subject to regulatory approval, on the fifth anniversary of the date the Additional Contingent Right is deemed to have been granted.

                   (b) In connection with the grant of the Additional Contingent Right, Silver King shall thereafter be obligated to use all reasonable efforts to consummate a Restructuring Transaction (as defined below) on or before the third anniversary of the date of the grant of the Additional Contingent Right. In the event that such Restructuring Trans-action has not been consummated by such fifth anniversary and the Additional Contingent Right has not been satisfied in full by such date, Silver King shall thereafter be required to use its best efforts to cause all Silver King Securities issuable in respect of the Additional Contingent Right to be issued prior to the seventh anniversary thereof. Such efforts shall include, without limitation (but subject to applicable fiduciary obligations) engaging in a




         Restructuring Transaction, completing an equity offering, or other corporate restructuring or causing all of the equity interests in Silver King to be acquired by a third party in a transaction which is tax free to the stockholders of Silver King, in any case which would result in all Contingent Shares issuable to Liberty HSN pursuant to the Additional Contingent Right being issued to it and Liberty HSN being entitled or otherwise permitted to hold such Silver King Securities or other properties receivable by it in such transaction free of any governmental or regulatory restrictions and to exercise full rights of ownership with respect thereto. "Restructuring Transaction" shall mean a transaction, the effect of which would be to permit Liberty or Liberty HSN, as the case may be (subject to Liberty's obligations under the Stockholders Agreement), to exercise full ownership rights (including voting rights) with respect to the Silver King Securities owned by it (including its pro rata interest in any Silver King Securities held by BDTV, BDTV II or a BDTV Entity) or issuable to it in connection with the Contingent Right and the Additional Contingent Right (which transaction could include, without limitation, filing any required applications with the FCC and any other governmental or regulatory agency to obtain any required FCC or other governmental or regulatory consents and approvals, and/or any restructuring of Silver King's assets, liabilities and businesses).

                   SECTION 7.6 Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and applicable law, in connection with an Exchange, each of the Eligible Holder exercising its Exchange Right and Silver King shall use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective such Exchange as soon as reasonably practicable following the receipt or delivery by Silver King of an Exchange Notice, including such actions or things as Silver King or such Eligible Holder may reasonably request in order to cause the consummation of an Exchange following the receipt or delivery by Silver King of an Exchange Notice. Without limiting the generality of the foregoing, such Eligible Holder and Silver King shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary Governmental Consents and Contract Consents, and giving all necessary Contract Notices to and making all necessary Governmental Filings and other necessary filings with and applications and submissions to, any Governmental Entity or other person or entity; (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity in connection with an Exchange; (iii) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (iv) in general, consummating and making effective the transactions contemplated hereby; provided, however, that, other than in connection with the performance of its obligations with respect to the consummation of a Restructuring Transaction as provided in Section 7.5(b), in order to obtain any such Consent, or the lifting of any injunction or order referred to in clauses (i) and (ii) of this sentence, neither such Eligible Holder nor Silver King shall be required to (x) pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements which could reasonably be expected to be materially adverse or burdensome to its respective businesses, assets, financial condition or results of operations, or (y) amend, or agree to amend, in any material respect any Contract. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with an Exchange, each of Silver King and the applicable




         Eligible Holder shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

                   (b) In addition to the foregoing paragraph (a), Silver King shall take such reasonable action which may be necessary in order that (i) it may validly and legally deliver fully paid and nonassessable shares of Silver King Common Stock or Silver King Class B Stock upon any surrender of shares of Surviving Common Stock or Surviving Class B Stock, as applicable, for exchange pursuant to this Agreement, (ii) the delivery of shares of Silver King Common Stock and Silver King Class B Stock in accordance with this Agreement is exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws or, if no such exemption is available, that the offer and Exchange of such shares of Silver King Common Stock and Silver King Class B Stock have been duly registered or qualified under the Securities Act and applicable state securities laws, (iii) the shares of Silver King Common Stock (including the shares of Silver King Common Stock issuable upon conversion of any shares of Silver King Class B Stock), delivered upon such Exchange are listed for trading on the Nasdaq National Market or on a national securities exchange (upon official notice of issuance) and (iv) the shares of Silver King Common Stock or Silver King Class B Stock, as applicable, delivered upon such Exchange are free of preemptive rights and any liens or adverse claims (other than any of the foregoing created or caused by the Person receiving such shares in such Exchange).

                   SECTION 7.7 Notification of Certain Matters. Silver King shall give prompt notice to each holder of Exchange Securities, and each holder of Exchange Securities shall give prompt notice to Silver King, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty to be made as of an applicable Exchange Date to be untrue or inaccurate in any material respect, (b) any material failure of Silver King or such holder of Exchange Securities, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement or (c) the failure to be satisfied of any condition to Silver King's or such holder's respective obligations to consummate an Exchange. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

              SECTION 7.8 Certain Information. So long as any Exchange Securities remain outstanding, Silver King shall provide promptly upon availability to each holder of Exchange Securities (a) quarterly and annual consolidated financial statements and reports (including a balance sheet and related income statement and the notes related thereto) prepared with respect to the Surviving Corporation and (b) such additional financial and other information with respect to the Surviving Corporation and its subsidiaries as the holders of a majority of the Exchange Securities may from time to time reasonably request.

                   SECTION 7.9  Additional Covenants.  (a)
         Notwithstanding any other provision of this Agreement or the Merger Agreement to the contrary (but excluding actions specifically contemplated by this Agreement and the Merger Agreement), and in addition to the rights granted to the holders of Exchange Securities pursuant to this Agreement and any other voting rights granted by law to the holders of the Exchange Securities, without the consent of the holders of a majority of the Exchange Securities (which consent, in the case of clauses (ii) through (v) below, will not be unreasonably withheld), Silver King will not (and will not cause or permit any of its subsidiaries to) cause or permit the Surviving




         Corporation or any of its subsidiaries to take any action that would, or could reasonably be expected to, or fail to take any action which failure would or could reasonably be expected to:

                        (i)  make the ownership by any holder of the
              Exchange Securities or any other material assets of such holder unlawful or result in a violation of any law, rule, regulation, order or decree (including the FCC Regulations) or impose material additional restrictions or limitations on such holder's full rights of ownership of the Exchange Securities or the ownership of its other material assets or the operation of its businesses (provided, that for purposes of the foregoing, to the extent that a condition, restriction or limitation upon Silver King or the Surviving Corporation or their respective subsidiaries relates to or is based upon or would arise as a result of, any action or the consummation of a transaction by the Liberty Group, such condition, restriction or limitation shall be deemed to be such a condition, restriction or limitation on the Liberty Group (regardless of whether it is a party to or otherwise would be legally obligated thereby) to the extent that the taking of an action or the consummation of a transaction by the Liberty Group would result in BDTV, Silver King, or any of their respective subsidiaries being in breach or violation of any law, rule, regulation, order or decree or otherwise causing such rule, regulation, order or decree to terminate or expire or would otherwise result in Liberty HSN's ownership of the Exchange Securities or any other material assets being illegal or in violation of any law, rule, regulation, order or decree);

                       (ii) cause the acquisition or ownership by any holder of any Exchange Securities (upon the exchange of Liberty HSN's shares of HSN Common Stock and HSN Class B Stock for Silver Sub shares pursuant to Section 1.1 of the Merger Agreement immediately prior to the Effective Time or upon any subsequent exchange or conversion of Surviving Common Stock or Surviving Class B Stock (other than in connection with an Exchange)) to be taxable to such holder;

                      (iii) cause the Exchange of Exchange Securities for Silver King Securities and/or Redeemable Capital Stock or Redemption Securities to be a taxable transaction to the holder thereof;

                       (iv) result in the Surviving Corporation being unable to pay its debts as they become due or becoming insolvent; or

                        (v)  otherwise restrict, impair, limit or
              otherwise adversely affect the right or ability of a holder of Exchange Securities at any time to exercise the Exchange Right under this Agreement (including, but not limited to, any repurchase of shares of Silver King Securities by Silver King);

              provided, however, that with respect to clauses (ii) and
              (iii) hereof, if (x) such acquisition, ownership or Exchange is taxable to a holder of the Exchange Securities as a result of (1) any action or failure to act by such holder (other than due to an action or inaction by the Liberty Group or such holder specifically contemplated or required by this Agreement, the Merger Agreement, or the Stockholders Agreement), (2) the laws and regulations in effect at the Effective Time or (3) any difference in the tax position of an Eligible Holder relative to the tax position of Liberty HSN or (y) the taxes applicable to such acquisition, ownership or exchange would




              have accrued or been payable by Liberty HSN had all of the Exchange Securities been issued to Liberty HSN in the Merger at the Effective Time, then compliance with the covenants set forth in such clauses (ii) and (iii) shall be deemed waived by such holder of Exchange Securities and provided, further, that with respect to the covenants set forth in clauses (i) and (v) hereof, such covenants shall not apply to any such consequence that would be suffered or otherwise incurred by a holder of Exchange Securities, solely as a result of such holder being subject to additional or different regulatory restrictions and limitations than those applicable to Liberty HSN.

                   (b) If the Exchange of Exchange Securities is taxable to an Eligible Holder as a result of a change in law or regulation or as a result of any action taken by Silver King (but not due to an action or unreasonable inaction by such holder (other than due to an action or inaction specifically contemplated or required by this Agreement, the Merger Agreement, or the Stockholders Agreement)) after the Effective Time Silver King acknowledges and agrees that it shall be obligated to provide to such holder upon such Exchange of Exchange Securities, a number of additional shares of Silver King Securities sufficient on an after-tax basis to pay any such resulting tax; provided, however, that Silver King shall have no obligation under this paragraph (b) to the extent such Exchange is taxable to an Eligible Holder solely as a result of any difference in the tax position of such Eligible Holder relative to the tax position of Liberty HSN.

                   (c)  So long as any Exchange Securities are
         outstanding, Silver King shall not declare or pay any cash dividends, or make any distribution of its properties or assets to the holders of Silver King Securities (other than a distribution of Silver King Securities which is tax free to the holders of Silver King Securities) or cause, or permit to occur, a Redemption Event, unless prior thereto Silver King shall have made arrangements reasonably acceptable to the holders of the Exchange Securities to protect such holders with respect to any adverse tax consequence incurred by such holder (other than the obligation of such holder to pay tax solely in respect of (i) the amount of such dividend or distribution or
         (ii) the amounts received pursuant to such Redemption Event, in each case as if such holder had been a holder of Silver King Securities on and after the Effective Date), resulting from the declaration and payment of such dividend or the making of such distribution or such Redemption Event; provided, however, that Silver King shall have no obligation under this paragraph (c) to the extent such adverse tax consequence is incurred by an Eligible Holder solely as a result of any difference in the tax position of such Eligible Holder relative to the tax position of Liberty HSN.

                   (d)  So long as any Exchange Securities are
         outstanding, Silver King will not (i) merge with or into any person, or consolidate with any person, (ii) sell or transfer to another corporation or other person the property of Silver King as an entirety or substantially as an entirety, or (iii) otherwise engage in any statutory exchange of Silver King Securities with another corporation or other person, in each case as a result of which shares of Silver King Securities would be reclassified or converted into the right to receive stock, securities or other property (including cash) or any combination thereof, unless in connection with any such transaction (and immediately prior to the consummation thereof) each holder of the Exchange Securities would be entitled to exchange all Exchange Securities for Silver King Securities (and own and exercise full rights of ownership of such Silver King Securities following such transaction) or each holder of such Exchange Securities would be




         entitled to own and exercise full rights of ownership of the stock, securities or other property receivable by a holder of the number and kind of Silver King Securities receivable by such holder upon such Exchange of Exchange Securities; provided, however, that Silver King shall have no obligation under this paragraph (d) to the extent that Liberty HSN would be entitled to own and exercise such rights had Liberty HSN held all outstanding Exchange Securities at the time of such transaction.

                   (e) Silver King shall not become a party and shall not permit any of its subsidiaries to become a party to any transaction with respect to the foregoing unless the terms of the agreements relating to such transaction include obligations of the applicable parties consistent with this Section 7.9.


                                    ARTICLE 8

                                  MISCELLANEOUS

                   SECTION 8.1 Further Assurances. From and after the Effective Time, each of Silver King, Liberty HSN and any Eligible Holder shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such instruments, agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by any other party hereto to effect the purposes and intent of this Agreement.

                   SECTION 8.2 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any Exchange shall occur.

                   SECTION 8.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a Business Day to the appropriate location listed as the address below, (ii) three Business Days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or (iii) one Business Day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

                   (a)  if to Silver King to:

                        Silver King Communications, Inc.
                        12425 28th Street North
                        St. Petersburg, Florida  33716
                        Attention:  General Counsel
                        Telecopier No.:  (813) 572-1349




                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, NY  10019-5150
                        Attention:  Pamela S. Seymon, Esq.
                        Telecopier No.:  (212) 403-2000

                   (b)  if to a member of the Liberty Group, to:

                        Liberty Media Corporation
                        8101 East Prentice Avenue, Suite 500
                        Englewood, Colorado  80111
                        Attention:  Peter M. Barton, President
                        Telecopier No.:  (303) 721-5415

                        with a copy to:

                        Baker & Botts, L.L.P.
                        599 Lexington Avenue
                        New York, New York  10022
                        Attention:  Frederick H. McGrath Esq.
                        Telecopier No.:  (212) 705-5125

                   (c) If to a holder of Exchange Securities other than a member of the Liberty Group, at the address stated for such holder on the stock transfer books of the Surviving Corporation;

         or to such other person or address as any party shall specify by notice in writing to the other party.

                   SECTION 8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

                   SECTION 8.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Silver King without the prior written consent of the other party hereto. The rights of the Liberty Group under this Agreement shall be assignable to any person acquiring Exchange Securities (or any interest therein (including an interest in any BDTV Entity)); provided, that this provision shall not affect the rights and obligations of the parties to the Stockholders Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No assignment permitted hereunder shall be effective until the assignee shall have agreed in writing to be bound by the terms of this Agreement.




                   SECTION 8.6  Amendment.  This Agreement may be
         amended, superseded or canceled, only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement, executed by each of Silver King and a member of the Liberty Group.

                   SECTION 8.7 Extension; Waiver. In connection with an Exchange, an Eligible Holder exercising its Exchange Right, or Silver King may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other Person, (ii) waive any inaccuracies in the representations and warranties of the other Person contained herein or in any document delivered pursuant hereto,
         (iii) waive compliance by the other Person with any of the agreements or covenants of such other Person contained herein or (iv) waive any condition to such waiving Person's obligation to consummate such Exchange to any of such waiving Person's other obligations under this Agreement. Any agreement on the part of Silver King or such Eligible Holder to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any such extension or waiver by any Person shall be binding on such Person but not on any other Person entitled to the benefits of the provision of this Agreement affected unless such other Person also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to comply strictly with the provisions of this Agreement. The failure of any Person to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies in the future. Whenever this Agreement requires or permits consent or approval by any Person, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.7.

                   SECTION 8.8 Survival. The covenants and agreements in Articles 2, 3, and 7 and elsewhere in this Agreement shall survive until all of the Exchange Securities have been exchanged for Silver King Securities.

                   SECTION 8.9 Tax Interpretation. Whenever it is necessary for purposes of this Agreement to determine whether an Exchange is taxable or tax-free, such determination shall be made without regard to any interest imputed pursuant to Section 483 of the Internal Revenue Code of 1986, as amended. For purposes of this Agreement, a Person's "tax position" shall not include or take into account any offsets against any tax which are peculiar to such Person (such as tax credits, loss carry-overs, and current losses).

                   SECTION 8.10 General Interpretation. When a reference is made in this Agreement to Sections, Articles or Schedules, such reference shall be to a Section, Article or Schedule (as the case may be) of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a "party" or "parties", such reference shall be to a party or parties to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate. The use of the words "hereof", "herein", "hereunder" and words of similar import shall refer to this entire Agreement, and not to any




         particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, Silver King shall not be deemed to be a subsidiary or an affiliate of Liberty HSN, and the subsidiaries, directors, officers, employees and affiliates of Silver King shall not be deemed to be subsidiaries, directors, officers, employees or affiliates of Liberty HSN.

                   SECTION 8.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that, if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision. To the extent that any provision shall be judicially unenforceable in any one or more states, such provision shall not be affected with respect to any other state, each provision with respect to each state being construed as several and independent.

                   SECTION 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                   SECTION 8.13 Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.














                   IN WITNESS WHEREOF, the parties hereto have executed this Exchange Agreement as of the date first above written.


                                  SILVER KING COMMUNICATIONS, INC.



                                       /s/ Michael Drayer
                                  By:  Michael Drayer
                                  Title:  Executive Vice President,
                                           General Counsel and Corporate
                                           Secretary


                                  LIBERTY HSN, INC.



                                       /s/ Robert R. Bennett
                                  By:  Robert R. Bennett
                                  Title:  Executive Vice President




























                                       -35-